Exhibit 99.1

Sparton Corporation and Engine Capital Reach Agreement to Appoint Alan L. Bazaar

and John A. Janitz to Company’s Board of Directors

Schaumburg, Ill.- May 4, 2016 Sparton Corporation (NYSE: SPA) (“Sparton” or the “Company”) today announced that it has entered into an agreement with Engine Capital, L.P., Norwood Capital Partners, LP and certain of their affiliates (the “Engine Group”) pursuant to which Alan L. Bazaar and John A. Janitz have been appointed to the Company’s Board of Directors, effective immediately. With these appointments, the Company’s Board of Directors will be expanded to eight directors, seven of whom are independent. Furthermore, under the agreement, the Engine Group has agreed, among other things, to vote its shares in support of all of the Company’s director nominees, which will include both Messrs. Bazaar and Janitz, at the Company’s 2016 annual meeting of shareholders and to abide by customary standstill provisions until January 1, 2017.

Mr. Bazaar, 46, is Chief Executive Officer of Hollow Brook Wealth Management LLC, a wealth management firm based in New York City, Chairman of the Board of Directors of the NYSE-traded Wireless Telecom Group, Inc. and a member of the Board of Directors of the Nasdaq-traded Hudson Global, Inc. A Certified Public Accountant, he has more than 15 years of investment management experience and has served on several public and private company boards including Lojack Corporation, Media Sciences Inc., NTS Inc. and Airco Industries.

Mr. Janitz, 73, is Chairman and Co-Founding Partner of Evergreen Capital Partners, a financial advisor and investment manager. In this role he also serves as a senior advisor to the private equity firm The Gores Group, where he sources investment opportunities and advises on strategy, technology, manufacturing and operational matters in the industrial sector. Prior to forming Evergreen Capital Partners, Mr. Janitz served as Co-Managing Principal for Questor Partners Funds, a private equity turnaround fund. Mr. Janitz previously served as Chairman – Global Industrial Partners at Credit Suisse, as a member of the Board of Directors and Chief Operating Officer of NYSE-listed Textron, Inc., as President of Gulf & Western Manufacturing Co. and as Executive Vice President of global automotive technology company TRW Inc. He began his career at Ford Motor Company. Mr. Janitz is a director of NYSE-listed STR Holdings, Inc. and Eastman Kodak Company.

“We are pleased to have reached this agreement with Engine Capital and Norwood,” said Joseph Hartnett, Interim Chief Executive Officer and President of Sparton. “We look forward to working with the new independent directors, as we continue our process to maximize value for our shareholders.”

Arnaud Ajdler, Managing Partner of Engine Capital, stated, “We are pleased to have worked constructively with Sparton’s Board to add Alan Bazaar and John Janitz to the Board. We believe Alan and John’s background and track record will be highly relevant as part of the strategic process recently announced by Sparton.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

About Engine Capital

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

Contact

Investors:

Institutional Marketing Services (IMS)

John Nesbett/Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Company:

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com